Exhibit 5.2

(McCarthy Tétrault Letterhead)

June 27, 2002

To whom it may concern,

Re: Consent of McCarthy Tétrault LLP

We refer to Amendment No. 2 to the Registration Statement on Form F-10 (File No. 33389360) of CP Ships Limited.

We hereby consent to the reference to this firm’s name under the caption “Legal Matters” and to our firm’s opinion under the heading “Certain Income Tax Considerations — Certain Canadian Federal Income Tax Considerations to Non-Resident Shareholders” in the Prospectus forming part of Amendment No. 2 to the Registration Statement.

In giving such consent, we do not admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

/s/	McCarthy Tétrault LLP

McCarthy Tétrault LLP